Exhibit 10.23

Contract Manufacturer Agreement

This OEM Agreement (“Agreement”) is made and entered into as of July, 01, 2008 (“Effective Date”) by and between AEWIN Technologies, Inc. (“AEWIN”), with offices at 9FL, No. 133, Sec. 2, Ta-Tung Road, Hsi-Chi City, Taipei Hsien, Taiwan, R.O.C., and A10 Networks (“A10”), with offices located at 3 West Plumeria Drive San Jose, CA 95134.

WHEREAS, A10 desires to purchase on a continuing basis, and AEWIN desires to sell on a continuing basis, various items of equipment, parts, and services (hereinafter called “Products”), as selected by A10 from those products listed in Exhibit A attached hereto; and

WHEREAS, to avoid repetitive negotiations; the parties desire to enter into this Agreement establishing the terms and conditions of sale which will be applicable to the purchase of all Products by A10.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual promises and covenants set forth below, AEWIN and A10 mutually agree as follows:

ARTICLE I

SCOPE OF AGREEMENT

1.1 Unless otherwise agreed by both parties in writing, this Agreement applies to all purchase orders and other documents of purchase (hereinafter collectively referred to as “Orders”) which A10 may place with AEWIN for Products after the Effective Date of this Agreement, AEWIN specifically agrees that the terms and conditions of this Agreement shall apply to any Order, whether or not this Agreement or its terms and conditions are expressly referenced in the Order.

1.2 Unless otherwise agreed by both parties in writing for a specific transaction, no inconsistent or additional term or condition in any Order shall be applicable to a transaction within the scope of this Agreement. Both parties specifically agree that any terms and conditions on any of their purchase or sale documents used as Orders hereunder which are in any way inconsistent with this Agreement shall be inapplicable and the terms of this Agreement shall govern.

1.3 The parties agree to use reasonable efforts to place a legend on each Order within the scope of this Agreement substantially as follows:

All Orders are subject to the provisions of this Master Ordering Agreement.

This Agreement shall, however, apply to any Order under its terms regardless of whether any such legend shall have been placed on the Order.

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ARTICLE II

GENERAL TERMS AND CONDITIONS

2.1 Orders. Orders will normally be limited to the Products covered in Exhibit A attached hereto. Orders may, however, be issued for Products handled by AEWIN which are not covered in Exhibit A. In such event, the presumption will be that the terms and conditions of this Agreement apply to any such Order unless AEWIN notifies A10, prior to accepting such Order, of its objection to having such Product covered under this Agreement. If A10 does not receive notice of objection within seven (7) days after receipt of an Order then AEWIN shall be deemed to have accepted the terms and conditions of this Agreement with respect to that Order.

Orders may be made in any form including, but not limited to, typewritten Orders and facsimiles. The Order may be unpriced or prepriced.

2.2 Acknowledgements. Within seven (7) days after the receipt of any Order from A10, AEWIN shall respond either by accepting, in writing, A10’s Order as submitted (subject to the above provisions on pricing) or by notifying A10 in writing of proposed modifications. If AEWIN does not respond within seven (7) days after receipt of an Order then AEWIN shall be deemed to have accepted such Order. When an acknowledgment contains additions or modifications to the Order, the acknowledged Order shall not become effective until A10 notifies AEWIN in writing that the additions and/or proposed modifications are acceptable.

AEWIN agrees to use all reasonable efforts to meet the delivery date specified by A10 on any Order. Each Order acknowledgment shall contain Sellers confirmation of the delivery date as requested by:

2.3 Follow-up. AEWIN agrees to provide follow-up with AEWIN’s own factory or its subvendors on each acknowledged Order to ensure that the delivery date given is met.

AEWIN agrees to give special attention and frequent follow-up on acknowledged Orders designated as “rush,” since these represent emergency requirements on the part of A10.

A10’s representative will contact AEWIN on all “rush” Orders to establish the earliest delivery date Seller can meet. Seller agrees that it will use all reasonable efforts to assume top priority will be given to all rush Orders by A10 and is not liable for any delay in delivery as stated in Section 2.2.

ARTICLE III

STANDARD TERMS AND CONDITIONS

3.1 Acceptance. By shipping the goods or by performing the work, AEWIN agrees to the specifications, terms and conditions of purchase set forth in this Agreement, including any exhibits or other attachments hereto. Any different or additional terms in Seller’s acceptance of any Order are hereby rejected and any attempted acknowledgement of any Order containing terms and conditions inconsistent to those contained herein are not binding on A10 unless otherwise agreed in

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writing by both parties hereto. All purchases made by A10 are made on the following terms and conditions:

3.2 Prices and Taxes. The acceptance of any Order constitutes a warranty that the prices to be charged for articles or services ordered do not exceed the lowest price charged to any other retail outlet customer of AEWIN at the same time for similar quantities and delivery requirements (“Most Favored Customer Price). Unless otherwise specified, the prices set forth in any Order include all applicable taxes. All amounts are in USD currency.

3.3 Invoices. AEWIN will submit invoices in duplicate showing the following information: purchase order number, item number, description of item, size of item, quantity of item, unit prices, each applicable tax, extended totals, and any other information specified elsewhere herein. A Bill of Lading or express receipt must accompany each invoice. Payment of invoice will not constitute acceptance of goods and will be subject to adjustment for errors, shortages and Order requirements. A10 may at any time setoff any amount owed by A10 to AEWIN against any amount owed by Seller.

3.4 F.O.B. Taiwan. Unless otherwise specifically provided on the face of the Order, all Products ordered will be delivered on an F.O.B. Taiwan basis.

3.5 Non-disclosure of Confidential Information by Seller. AEWIN will not quote for sale to others, without A10’s written authorization, any goods purchased under A10’s own specifications or drawings, which are not generally available to the general public. All specifications, drawings, samples, and other data furnished by A10, which are proprietary in nature and are not generally available to the general public, will be treated by AEWIN as confidential information, will remain A10’s property, and will be promptly returned to A10 on request.

A10 shall keep confidential all information, pricing, instructions and advice relating to the Products furnished pursuant to this Agreement which is not available to the general public, and shall not disclose any such information or information relating to the business and operations of AEWIN to any other party. This obligation of non-disclosure of confidential information by AEWIN or A10 shall survive termination of this Agreement.

3.6 Warranty. 1 year warranty starts from the date written by shipping invoice.

3.7 Inspection and Acceptance. Notwithstanding any prior inspection or payments, all goods will be subject to final inspection and acceptance at A10’s plant within a reasonable time after delivery. In case any item is defective in material or workmanship, or otherwise not in conformity with the requirements of the applicable Order, A10 will have the right to reject it, to require its correction or to accept it with a reasonable adjustment in price.

3.8 Change Orders. A10 may, by a written notice at least fifteen (30) days prior to the next scheduled shipment date for the Order, suspend performance under such Order, increase or decrease the ordered quantities, change the due date or make changes in any one or more of the following: (i) applicable drawings, designs or specifications; (ii) method of shipment or packing;

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and/or (iii) place of delivery, provided that such a suspension or change to the Order does not cause an increase in the cost or interfere with Seller’s other pending orders.

If the change causes an increase in the cost or the time required by Seller for performance of any Order and AEWIN so notifies A10, then an equitable adjustment wilt be made in the order price or delivery schedule or both, and the Order will be reasonably modified by AID, and AEWIN will be notified of the change; provided, however, that such delivery schedule may be extended only upon the written approval of A10.

3.9 Notice of Delays. Whenever any event delays or threatens to delay the timely performance of any Order, AEWIN will immediately notify A10 in writing of such event and furnish all relevant details. Receipt by A10 of such notice of delay will not constitute a waiver of the due dates hereunder.

3.10 No Assignments. No right or obligation under any Order (except the right to receive monies due) may be assigned by AEWIN without the prior written consent of A10, and any purported assignment without such consent will be void. A10 may not assign any Order at any time to any party without AEWIN’s written consent which shall not be unreasonably withheld.

3.11 No Waiver. The failure by either party to enforce, at any time, any of the provisions of any Order or this Agreement, or to exercise any election or option provided in any Order or herein, shall in no way (i) be construed to be a waiver of such provisions or options, (ii) affect the validity of such Order, this Agreement or any part hereof, or (iii) affect the right of either party thereafter to enforce every such provision and exercise every such option.

3.12 Limitations on Liability. IN NO EVENT, WHETHER BASED IN CONTRACT OR TORT (INCLUDING WITHOUT LIMITATION, NEGLIGENCE AND GROSS NEGLIGENCE), SHALL COMPANY BE LIABLE FOR INCIDENTAL, CONSEQUENTIAL, PUNITIVE, EXEMPLARY, INDIRECT OR SPECIAL DAMAGES OF ANY KIND OR FOR ANY LOSS OF PROFITS OR REVENUE OR LOSS OF BUSINESS ARISING OUT OF OR RELATING TO ANY ORDER, THIS AGREEMENT OR THE BREACH OF THIS AGREEMENT OR ANY ORDER, WHETHER OR NOT COMPANY WAS ADVISED OF THE POSSIBILITY OF SUCH DAMAGE. IN NO EVENT SHALL COMPANY’S LIABILITY TO HEREUNDER EXCEED THE AMOUNT PAID, IN THE AGGREGATE, FOR THE ONE YEAR PRECEDING THE CIRCUMSTANCE GIVING RISE TO COMPANY’S LIABILITY. EACH PARTY ACKNOWLEDGES AND AGREES THAT THE FOREGOING LIMITATIONS ON LIABILITY ARE ESSENTIAL ELEMENTS OF THE BASIS OF THE BARGAIN BETWEEN THE PARTIES AND THAT IN THE ABSENCE OF SUCH LIMITATIONS, THE MATERIAL AND ECONOMIC TERMS OF THIS AGREEMENT WOULD BE SUBSTANTIALLY DIFFERENT.

3.13 Entire Agreement. The terms and conditions set forth herein (including any exhibits and other attachments hereto) and in any applicable Order constitute the entire agreement between AEWIN and A10. A10 shall not be bound by any terms of AEWIN’s acceptance which are inconsistent with the terms herein set forth. Acceptance by AEWIN of these terms may be made either by written acceptance or by delivery of any products or performance of any work described on the face of this document or any applicable Order. This contract shall not be modified,

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supplemented, qualified or interpreted by any trade usage or prior course of dealing not made a part of the contract by its express terms.

3.14 Notices. All notices, requests, claims, demands, and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly received if so given) by hand delivery, by facsimile, or by mail, postage prepaid, to the respective parties as follows:

To AEWIN, Attention to Director of Sales at 1600 Wyatt Drive, STE #2, Santa Clara, CA 95054 or

To A10, Attention to Steve Hwang, (Director of HW Engineer) at 3 West Plumeria Drive, San Jose, CA 95134

or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall only be effective upon receipt.

3.15 Improper Payments. With respect to any transaction arising from this Agreement, the parties agree not to make any illegal offer or make, or commit to the making of, a transfer of anything of value (in the form of compensation, gift, contribution or otherwise) to any employee, representative, person or organization in any way connected with the other party or any customer of the other party. Nothing in this Section 3.33 is intended to prevent ordinary and reasonable business entertainment or gifts not of substantial value, customary in local business relationships and not violative of law as applied in the relevant jurisdiction.

3.16 Employees. Either party’s personnel shall serve under its exclusive direction and control and shall not be deemed to be employees or agents of the other party. Either party shall be solely responsible for its own payments of all such personnel’s compensation, including wages, benefits, taxes, workers’ compensation, disability, and other insurance and the withholding or deduction of such items to the extent required by applicable law.

3.17 Consultation with Counsel. The parties acknowledge that each party has conferred with its own legal counsel prior to entering into this Agreement.

3.18 Currency. Unless otherwise indicated herein, all dollar amounts referred to in this Agreement are in USD currency.

3.19 Payments. Except to the extent otherwise agreed to by the parties in the applicable Order, payment of invoiced amounts shall be due within thirty (30) days of the date of AEWIN’s invoice, provided that all Products have been received and accepted by A10. No invoice will be issued until all Products covered by such invoice have been shipped to A10. If A10 provides notice to AEWIN of dispute of any invoice within thirty (30) days of receipt of such invoice then A10 may withhold payment for such disputed invoice(s). Withholding of payment of a disputed invoice under this section shall not constitute an event of default under this Agreement or any Order.

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ARTICLE IV

TERMINATION, RIGHTS AND OBLIGATIONS UPON TERMINATION

4.1 Term. The term of this Agreement shall be for an initial period of three (3) year, commencing on the Effective Date. No later than thirty (30) calendar days prior to the expiration of the term of this Agreement, or any subsequent term, A10 may renew this Agreement for a subsequent three (3) year term by sending a written renewal notice to AEWIN provided that A10’s fully complied with the terms and conditions of this Agreement.

4.2 Termination by Mutual Agreement. This Agreement may be terminated upon mutual written agreement between the parties.

4.3 Termination for Default. If either party defaults in the performance of any material condition (including but not limited to non-payment for the Order) or covenant of this Agreement or any Order and such default or noncompliance shall not have been remedied, or steps initiated to remedy the same to the other party’s reasonable satisfaction, within ninety (90) calendar days after receipt by the non-defaulting party of a notice thereof from the other party, the party not in default may terminate this Agreement. Termination of this Agreement pursuant to this Section 4.3 does not release any party from paying any amounts outstanding at the time of termination to the other party.

ARTICLE V

SALE AND PURCHASE OF PRODUCTS

5.1 Minimum Purchase Guarantee. It is expressly understood that A10 has obligation, now or in the future, to purchase any, or any minimum number of, Products hereunder or under any Order.

5.2 Order Information. Orders and releases issued by A10 shall, to the extent necessary for AEWIN to fulfill the terms thereof, include: (i) Specifications or part number of Products, (ii) quantity of Products, (iii) price per unit of Products (iv) total order price, (v) delivery date (excluding Blanket Orders), (vi) delivery location, and (vii) A10’ purchase order or blanket purchase order number. Except as otherwise explicitly provided in this Agreement, any changes to an accepted Order must be approved in writing by A10 and Seller and incorporated into a written change order referencing the original Order.

5.3 Rescheduling. A10 may, without charge, modify an Order to reschedule a delivery date for the Products giving notice to Seller not less than forty-five (45) days prior to the scheduled delivery date provided that the re-scheduled delivery date is within forty-five (45) days of the original scheduled delivery date and such rescheduling does not interfere with Aid’s other pending order. In the event that A10 notifies AEWIN of its desire to reschedule a delivery date by giving notice within a period less than forty-five (45) days prior to the scheduled delivery date, Seller will use its reasonable efforts to comply with A10’s request.

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ARTICLE VI

PRICE AND PAYMENTS

6.1 Examination of Books. A10 shall have the right, at its own expense, for any period during which A10 purchases Product hereunder and for three (3) year thereafter, to have an independent public accountant examine not more than two (2) times per calendar year the relevant financial books and records of account of AEWIN during normal business hours, upon reasonable notice to AEWIN, to determine or verify the Most Favored Customer Price for Products purchased hereunder. If errors of five percent (5%) or more in A10’s favor are discovered as a result of such examination, Seller shall immediately reimburse A10 for the expense of such examination and pay the deficiency immediately. As a condition to such examination, the independent public accountant selected by A10 shall execute a written agreement, reasonably satisfactory in form and substance to AEWIN, to maintain in confidence all information obtained during the course of any such examination except for disclosure to MO as necessary for the above purpose. The opinion of such independent public accountant shall be binding on the parties hereto.

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IN WITNESS WHEREOF, the parties have executed this Agreement to be effective as of the date first written above.

AEWIN Technologies

By:	/s/ Alec Ku
Title:	CFO

A10 Networks

By:	/s/ Greg Straughn
Title:	CFO

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July 1, 2011

AEWIN Technologies

9FL, No. 133, Sec 2

Ta-Tung Road

His-Chi City

Taipei Hsien, Taiwan, R.O.C.

To Whom It May Concern,

Pursuant to Section 4.1 of the Agreement dated July 1, 2008 between A10 Networks and AEWIN Technologies, A10 Networks is providing notice of renewal of the Agreement for an additional three year term (from July 1, 2011 to July 1, 2014).

Sincerely,

Greg Straughn CFO

A 10 Card Holders

3 West Plumeria Drive, San Jose, CA 95134 | Tel: 408 325-8668 | Fax: 408 325-8666

www.a10 networks.com